Exhibit 10.9

The Split Dollar Life Insurance Agreement attached is the agreement by and between First Federal Savings Bank (the “Bank”) and Joseph U. Frye. Such agreement is substantially identical in all material respects (except as otherwise noted below) to the other agreements listed below which are not being filed as separate exhibits to this Registration Statement.

Parties to Split Dollar Life Insurance Agreement:

The Bank and John J. LaCarte

The Bank and Jack M. McGinley

The Bank and John M. McGinley (1)

(1) Mr. John M. McGinley’s Split Dollar Life Insurance Agreement is substantially identical to Mr. Frye’s agreement, except that the amount that Mr. McGinley may be entitled to in Section VI.A is fifty thousand dollars rather than twenty-five thousand dollars.

LIFE INSURANCE

ENDORSEMENT METHOD SPLIT DOLLAR PLAN

AGREEMENT

Insurer:	Southland Life Insurance Company

Policy Number:	0600087689

Bank:	First Federal Savings Bank

Insured:	Joseph U. Frye

Relationship of Insured to Bank:	Director

The respective rights and duties of the Bank and the Insured in the above-referenced policy shall be pursuant to the terms set forth below:

I.	DEFINITIONS

Refer to the policy contract for the definition of all terms in this Agreement.

II.	POLICY TITLE AND OWNERSHIP

Title and ownership shall reside in the Bank for its use and for the use of the Insured all in accordance with this Agreement. The Bank alone may, to the extent of its interest, exercise the right to borrow or withdraw on the policy cash values. Where the Bank and the Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the subject Split Dollar policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

III.	BENEFICIARY DESIGNATION RIGHTS

The Insured (or assignee) shall have the right and power to designate a beneficiary or beneficiaries to receive the Insured’s share of the proceeds payable upon the death of the Insured, and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds. as provided in this Agreement.

IV.	PREMIUM PAYMENT METHOD

The Bank shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the policy in force.

V.	TAXABLE BENEFIT

Annually the Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank (or its administrator) will report to the Insured the amount of imputed income each .ear on Form W-2 or its equivalent.

VI.	DIVISION OF DEATH PROCEEDS

Subject to Paragraphs VII and IX herein, the division of the death proceeds of the policy is as follows:

A.	Should the Insured be employed by the Bank at the time of his or her death, the Insured’s beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to an amount equal to twenty-five thousand and no/100ths ($25,000.00) or the net at risk insurance portion of the proceeds, whichever is less. The net at risk insurance portion is the total proceeds less the cash value of the policy.

B.	Should the Insured not be employed by the Bank at the time of his or her death, the Insured’s beneficiary(ies), designated in accordance a ith Paragraph III, shall be entitled to the following percentage of the proceeds described in Subparagraph VI (A) hereinabove that corresponds to the number of full years the Insured has been employed with the Bank since the date of first employment:

Total Years
of Employment
with the Bank	Vested

1–10	10% per year (to a maximum of 100%)

C.	The Bank shall be entitled to the remainder of such proceeds.

D.	The Bank and the Insured (or assignees) shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bears to the total proceeds, excluding any such interest.

VII.	DIVISION OF THE CASH SURRENDER VALUE OF THE POLICY

The Bank shall at all times be entitled to an amount equal to the policy’s cash value, as that term is defined in the policy contract, less any policy loans and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable surrender charges. Such cash value shall be determined as of the date of surrender or death as the case may be.

VIII.	RIGHTS OF PARTIES WHERE POLICY ENDOWMENT OR ANNUITY ELECTION EXISTS

In the event the policy involves an endowment or annuity element, the Bank’s right and interest in any endowment proceeds or annuity benefits, on expiration of the deferment period, shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the policy’s cash value. Such endowment proceeds or annuity benefits shall be considered to be like death proceeds for the purposes of division under this Agreement.

IX.	TERMINATION OF AGREEMENT

This Agreement shall terminate if the Insured shall be discharged from employment with the Bank for cause. The term for “cause” shall mean any of the following that result in an adverse effect on the Bank: (i) gross negligence or gross neglect; (ii) the commission of a felony or gross misdemeanor involving moral turpitude, fraud, or dishonesty; (iii) an intentional failure to perform stated duties: or (iv) a breach of fiduciary duty involving personal profit. If a dispute arises as to discharge for “cause”, such dispute shall be resolved by arbitration as set forth in this Director Plan.

Except as provided above, this Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Paragraph VI above.

X.	INSURED’S OR ASSIGNEE’S ASSIGNMENT RIGHTS

The Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the subject policy nor any rights, options, privileges or duties created under this Agreement.

XI.	AGREEMENT BINDING UPON THE PARTIES

This Agreement shall bind the Insured and the Bank, their heirs, successors. personal representatives and assigns.

XII.	NAMED FIDUCIARY AND PLAN ADMINISTRATOR

First Federal Savings Bank is hereby designated the “Named Fiduciary” until resignation or removal by the Board of Directors. As Named Fiduciary, the Bank shall be responsible for the management, control, and administration of this Split Dollar Plan as established herein. The Named Fiduciary may allocate to others certain aspects of the management and operation responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

XIII.	FUNDING POLICY

The funding policy for this Split Dollar Plan shall be to maintain the subject policy in force by paying, when due, all premiums required.

XIV.	CLAIM PROCEDURES FOR LIFE INSURANCE POLICY AND SPLIT DOLLAR PLAN

Claim forms or claim information as to the subject policy can be obtained by contacting The Benefit Marketing Group, Inc. (770-952-1529). When the Named Fiduciary has a claim which may be covered under the provisions described in the insurance policy, they should contact the office named above, and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the named Fiduciary what further requirements are necessary. The Insurer will evaluate and make a decision as to payment. If the claim is payable, a benefit check will be issued to the Named Fiduciary.

In the event that a claim is not eligible under the policy, the Insurer will notify the Named Fiduciary of the denial pursuant to the requirements under the terms of the policy. If the Named Fiduciary is dissatisfied with the denial of the claim and wishes to contest such claim denial, they should contact the office named above and they will assist in making inquiry to the Insurer. All objections to the Insurer’s actions should be in writing and submitted to the office named above for transmittal to the Insurer.

XV.	GENDER

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

XVI.	INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT

The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the policy provisions shall fully discharge the Insurer for any and all liability.

XVII.	CHANGE OF CONTROL

For purposes of this Agreement, a “Change in Control” of the Company or the Bank shall be deemed to occur if and when (a) an offeror other than the Company purchases shares of the common stock of the Company or the Bank pursuant to a tender or exchange offer for such shares, (b) any person (as such term is used in Sections 13(d) and 14(d) (2) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of the Company or the Bank representing twenty-five percent (25%) or more of the combined voting power of the Company’s or Bank’s then utstanding securities, (c) the membership of the board of directors of the Company or the Bank changes as the result of a contested election, such that individuals who were directors at the beginning of any twenty-four (24) month period (whether commencing before or after the date of adoption of this Plan) do not constitute a majority of the Board at the end of such period, or (d) sale or disposition of all or substantially all of the Company’s or Bank’s assets, or a plan of partial or complete liquidation is approved by the directors or the shareholders of the Company or the Bank. Upon a Change of Control, if the Insured’s employment is subsequently terminated. except for cause, then the Insured shall be one hundred percent (100%) vested in the benefits promised in this Agreement and, therefore, upon the death of the Insured, the Insured’s beneficiary(ies) (designated in accordance with Paragraph III) shall receive the death benefit provided herein as if the Insured had died while employed by the Bank [See Subparagraph VI (A)].

Executed at Monessen, Pennsylvania this 30th day of June, 1999.

FIRST FEDERAL SAVINGS BANK
Monessen, PA

/s/Rita Fraino	By:	/s/Robert L. Breslow

Witness	Title: Senior Vice President

/s/Rita Fraino	By:	/s/Joseph U. Frye

Witness		Joseph U. Frye

BENEFICIARY DESIGNATION FORM

FOR LIFE INSURANCE ENDORSEMENT METHOD

SPLIT DOLLAR PLAN AGREEMENT

PRIMARY DESIGNATION:

Name	Address	Relationship

SECONDARY (CONTINGENT) DESIGNATION:

Name	Address	Relationship

All sums payable under the Life Insurance Endorsement Method Split Dollar Agreement by reason of my death shall be paid to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary shall survive me, then to the Secondary (Contingent) Beneficiary.

Joseph U. Frye	Date